Exhibit 23.2

JIMMY C.H. CHEUNG & CO.	Registered with the Public Company
Certified Public Accountants	Accounting Oversight Board
Members of Kreston International

CONSENT OF ACCOUNTANT

THE BOARD OF DIRECTORS
NORTHPORT CAPITAL INC.

We consent to the use of our report dated July 31, 2006, on the consolidated financial statements of Northport Capital, Inc., a Colorado corporation (“Northport”), for the years ended December 31, 2004, and December 31, 2005, that are included in Northport’s SB-2 filing.

Dated this 12th day of February, 2007

/s/ Jimmy Cheung
JIMMY C.H. CHEUNG & CO.
Certified Public Accountants

1607 Dominion Centre, 43 Queen’s Road East, Wanchai, Hong Kong
Tel: (852) 25295500 Fax: (852) 28651067
Email: jchc@krestoninternational.com.hk	Kreston International with offices in Europe
Website: : http://www.jimmycheungco.com	America, The Middle East, The Far East and Australia